ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into and effective as of this 30th day of June, 2008, by and among Bioanalytical Systems, Inc., an Indiana corporation ("Parent"), BASi Maryland, Inc., a Maryland corporation ("Seller"), and Algorithme Pharma USA Inc., a Delaware corporation ("Buyer") and Algorithme Pharma Holdings, Inc., a Quebec company ("Holdings").

PRELIMINARY STATEMENT

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the non-cash property and assets owned by Seller that are used in connection with the operations of the Baltimore Clinical Pharmacology Research Unit (the "CPRU") by Seller, on the terms and conditions hereinafter set forth.

Seller is a wholly-owned subsidiary of Parent and Buyer is a wholly-owned subsidiary of Holdings.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.1.  Purchased Assets. Subject to the terms and conditions of this Agreement on the Closing Date and at the Effective Time (as hereinafter defined), Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all liens, encumbrances, claims, restrictions, security interests, obligations and liabilities ("Liens"), all of the property and assets of every kind and description that are owned by Seller and used or held for use in connection with the operations of the CPRU at the Effective Time except the Excluded Assets (as hereinafter defined) (collectively, the "Purchased Assets"), including:

1.1.1.  all machinery, equipment (including clinical equipment), supplies of all kinds, computers (including screens, printers and other hardware), furniture, furnishings and accessories, shelving, storage, leaseholds and any other fixed assets currently owned by Seller for use in connection with the operations of the CPRU, including all such assets listed on Schedule 1.1.1, and all documentation associated with the use, maintenance, calibration, repair and validation of such assets;

1.1.2.  all inventories (including consumables, raw materials and new and unused supplies) on hand at the CPRU;

1.1.3.  all of Seller's or Parent's right, title and interest in and to the all operating leases with respect to any of the Purchased Assets, including the operating leases described in Schedule 1.1.3 (the "Operating Leases");

1.1.4.  the leasehold interest of Parent in and to the real property located at 302 W. Fayette Street, Baltimore, Maryland (the "Leased Property") and all right, title and interest of Parent in and benefits of Parent to and under the real property lease between 300 N. Lafayette Street, LLC and Parent dated May 4, 2007 in respect of the Leased Property (the "Real Property Lease");

1.1.5.  all prepaid expenses exclusively related to the business of the CPRU, including all such prepaid expenses listed on Schedule 1.1.5;

1.1.6.  all customer and supplier lists, customer and supplier contact information (including telephone numbers) and purchase and sale records regarding purchases by Seller during the twelve (12) months prior to the Closing;

1.1.7.  all databases, data collections, information and records with respect to volunteers of Seller (including their medical history and participation in studies, to the extent permitted by law);

1.1.8.  all personnel files and records held by Seller with respect to all Hired Employees (as such term is hereinafter defined), including all records relating to (i) training received by such employees, (ii) insurance benefits provided by Seller (including group health, dental, life, long-term disability and short-term disability insurance benefits), and (iii) Seller’s defined contribution retirement plan under Section 401(k) of the Internal Revenue Code;

1.1.9.  all computer software and programs listed in Schedule 1.1.9, together with all software licenses, maintenance contracts and other agreements relating thereto (the "Software Contracts" and together with the Real Property Lease and the Operating Leases, the "Purchased Contracts") all program codes and proprietary rights in such software and programs and all documentation and other materials related to such software and programs (including all validation documentation);

1.1.10.  all documentation associated with the installation, site servicing, clinical configuration and implementation of telemetry systems forming part of the Purchased Assets;

1.1.11.  all books and records (or appropriate extracts therefrom) of Seller relating to the Purchased Assets and the operations of the CPRU (other than those required by law to be retained by Seller, copies of which will be made available to Buyer) (together with, in the case of any such information that is stored electronically, the media on which the same is stored), including standard operating procedures (SOP's) required to operate the CPRU, employee manuals and other standard employee documentation;

1.1.12.  all orders, permits, approvals, consents, waivers, licenses or similar authorizations ("Licenses") of any Governmental or Regulatory Authority having any regulatory authority over the Seller or Parent or the CPRU, owned, held for use or used by Seller in connection with the operation of CPRU, including those listed in Schedule 1.1.12; and

1.1.13.  all assets described on Schedule 1.1.13 hereto.

Section 1.2.  Excluded Assets. Seller is retaining and is not selling, transferring, conveying, assigning or delivering to Buyer the following assets (hereinafter collectively called the "Excluded Assets"):

1.2.1.  any cash and cash equivalents of Seller on hand or in bank accounts at the Effective Time;

1.2.2.  all accounts receivable of Seller for work invoiced and performed by Seller whether prior to or after the Effective Time;

1.2.3.  all in-process inventory;

1.2.4.  all minute books of Seller, all books and records of Seller relating to the Purchased Assets and the operations of the CPRU which are required by law or contract to be retained by the Seller and all data and records relating to any studies which have been completed, are in the process of being performed or are to be performed by Seller or Parent;

1.2.5.  all automobiles, trucks, trailers, material handling equipment and other rolling stock owned or used in connection with the operations of the CPRU; and

1.2.6.  all of Seller's and Parent's right, title and interest in and to all agreements signed prior to the Closing Date pertaining to the performance of studies (whether such studies have been completed, are in the process of being performed or are to be performed by Seller or Parent);

1.2.7.  all assets described on Schedule 1.2 hereto.

Article II
Purchase Price

Section 2.1.  Purchase Price and Payment Method. The total purchase price for the Purchased Assets (the "Purchase Price") shall be $850,000.00, and shall be satisfied by Buyer at the Closing by paying to Seller $850,000 by wire transfer of immediately available funds to an account designated in writing by Seller no later than 48 hours prior to the Closing Date.

Article III
Assumption of Liabilities

Section 3.1.  Assumed Liabilities. Subject to the Closing and with effect as of the Effective Time, Buyer hereby assumes and agrees to pay, perform or discharge, to the extent not theretofore paid, performed or discharged the following liabilities and obligations of Seller with respect to the CPRU and the Purchased Assets (collectively, the "Assumed Liabilities"): all liabilities and obligations under the Purchased Contracts arising in respect of the period after the Effective Time and not related to any matter, circumstance or default existing at, prior to, or as a consequence of the Closing.

Section 3.2.  Excluded Liabilities. Except as specifically provided for in Section 3.1 above, Buyer shall not assume and shall not have any obligation to pay, perform or discharge any of the liabilities or obligations of Seller or Parent, whether or not relating to the CPRU, including, Seller's or Parent's liabilities or obligations which are known or unknown, direct or indirect, fixed or contingent, existing on or prior to the Closing Date or arising thereafter (collectively, the "Excluded Liabilities"). For greater certainty, the Excluded Liabilities shall include (i) all liabilities and obligations of Seller or Parent relating to the performance of studies by Seller or Parent which have been completed, are in the process of being performed or are to be performed as of the Closing Date, (ii) all liabilities and obligations of Seller or Parent relating to Seller Employees (as such term is hereinafter defined), except as specifically provided in Section 5.4, and (iii) all liabilities and obligations relating to the failure to comply with Bulk Transfer Laws (as such term is hereinafter defined).

Article IV
Closing and Effective Time

Section 4.1.  Closing; Effective Time. The taking of various actions in connection with this Agreement as provided herein with respect to the transaction of purchase and sale contemplated hereby (the "Closing") shall take place on June 30, 2008 at 9:00 a.m. at the offices of Ice Miller LLP, Indianapolis, Indiana (the "Closing Date") or at such other place, on such other date and at such other time as may be agreed upon in writing between the parties. The transaction of purchase and sale contemplated hereby shall be effective as of the Closing (the "Effective Time"). Time is of the essence in this Agreement, and this Agreement shall terminate if the Closing has not occurred by July 11, 2008.

Section 4.2.  Buyer's Conditions to Close. Buyer's obligation to purchase the Purchased Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which conditions are for the exclusive benefit of Buyer and may be waived, in whole or in part, by Buyer in its sole discretion:

4.2.1.  Title to Purchased Assets. Seller shall take such actions and execute and deliver to Buyer such bills of sale, certificates of title, endorsements, assignments, or other instruments, with all documentary or transfer taxes applicable thereto duly paid by Buyer or otherwise provided for, as shall be necessary to vest in Buyer on the Closing Date good title to the Purchased Assets, subject to no Liens.

4.2.2.  Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct on and as of (i) the date hereof, and (ii) the Closing Date with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties as are made as of an earlier date, which shall be true and correct as of such earlier date.

4.2.3.  Performance. Each of Parent and Seller shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Parent and/or Seller at or before the Closing.

4.2.4.  Closing Deliveries. At or before the Closing, Parent and/or Seller shall deliver to Buyer:

(i)  possession of the Purchased Assets;

(ii)  a certificate, dated the Closing Date, duly executed by an authorized officer of Seller stating that all representations and warranties made by Seller in this Agreement are true and correct as at such date;

(iii)  a certificate, dated the Closing Date, duly executed by an authorized officer of Seller and Parent stating that Seller and Parent have performed, complied with or fulfilled all covenants, agreements, obligations and conditions required by this Agreement and acknowledging receipt of all deliveries contemplated by Section 4.3.4.;

(iv)  copies of all the resolutions adopted by the Boards of Directors of Seller and Parent and the shareholder of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller and the Assistant Secretary of Parent;

(v)  a bill of sale executed by Seller with respect to the Purchased Assets;

(vi)  a counterpart to the assignment and assumption agreement executed by Seller with respect to the Assumed Liabilities;

(vii)  Articles of Transfer substantially in the form attached hereto as Exhibit A;

(viii)  counterparts to the assignment of the Real Property Lease, executed by the landlord and Parent (the "Leasehold Assignment") and a non-disturbance agreement in favour of Buyer, with respect to its possession of the Leased Property following the Closing, executed by secured creditors of the landlord under the Real Property Lease;

(ix)  counterparts to the non-competition and non-solicitation agreements (the "Non-Competition Agreements") executed by Seller, Parent, each in the form agreed to between the parties;

(x)  a Certificate of Good Standing of Seller issued by the Secretary of State of the State of Maryland and a Certificate of Existence of Parent issued by the Secretary of State of the State of Indiana, dated within ten (10) calendar days of the Closing Date;

(xi)  true and complete copies of the articles of incorporation of Seller and of Parent, including all amendments thereto, certified as true, complete and correct by the Secretary of State of Maryland and Indiana, respectively, and a copy of the Bylaws of Seller and of Parent, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Seller and the Assistant Secretary of Parent, respectively; and

(xii)  such other documents as Buyer may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

4.2.5.  Reserved.

4.2.6.  Reserved.

4.2.7.  Orders and Laws. There shall not be in effect on the Closing Date any writ, judgment, decree, injunction or similar order (in each such case whether preliminary or final) (each, an "Order") of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Canada or the United States, or any state, province, county, city, town or other political subdivision thereof (each, a "Governmental or Regulatory Authority") or any laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.2.8.  No Legal Action. There shall be no actions, claims, investigations, arbitrations or other proceedings (whether or not on behalf of Seller or Parent) on the Closing Date pending or threatened to restrain, enjoin or otherwise prohibit or invalidate the consummation of any of the transactions contemplated by this Agreement.

4.2.9.  Consents and Approvals. Any consents, approvals, waivers and actions of, filings with and notices to any Governmental or Regulatory Authority or third party (including pursuant to the Purchased Contracts) necessary to permit Seller or Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby on the Closing Date, shall have been duly obtained, made or given on terms acceptable to Buyer, acting reasonably, and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority or third party, as the case may be, necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Section 4.3.  Seller's and Parent's Conditions to Close. Seller's and Parent's obligation to sell the Purchased Assets, assign the Assumed Liabilities and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which conditions are for the exclusive benefit of Seller and Parent and may be waived, in whole or in part, by Seller and Parent in their sole discretion:

4.3.1.  Payment of Purchase Price. Buyer shall pay to Seller the Purchase Price at the Closing as provided in Section 2.1.

4.3.2.  Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct on and as of (i) the date hereof and (ii) the Closing Date with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties as are made as of an earlier date, which shall be true and correct as of such earlier date.

4.3.3.  Performance. Buyer shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

4.3.4.  Closing Deliveries. At or before the Closing, Buyer shall deliver to Parent and Seller:

(i)  a certificate, dated the Closing Date, duly executed by an authorized officer of Buyer stating that Buyer has performed, complied with or fulfilled all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement and acknowledging receipt of all deliveries contemplated by Section 4.2.4.;

(ii)  copies of all the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Buyer;

(iii)  copies of all the resolutions adopted by the Board of Directors of Holdings authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Holdings;

(iv)  a counterpart to the assignment and assumption agreement executed by Buyer with respect to the Assumed Liabilities;

(v)  a counterpart to the Leasehold Assignment executed by Buyer;

(vi)  a Certificate of Attestation of Holdings issued by the Enterprise Registrar of the Province of Quebec, dated within ten (10) calendar days of the Closing Date;

(vii)  a Certificate of Good Standing of Buyer issued by the Secretary of State of the State of Delaware, dated within ten (10) calendar days of the Closing Date;

(viii)  true and complete copies of the certificate and articles of incorporation of Buyer, including all amendments thereto and a copy of the bylaws of Buyer, including all amendments thereto, each certified as true, complete and correct and in full force and effect, as applicable, by the Secretary of Buyer; and

(ix)  true and complete copies of the certificate and articles of incorporation of Holdings, including all amendments thereto and a copy of the bylaws of Holdings, including all amendments thereto, each certified as true, complete and correct and in full force and effect, as applicable, by the Secretary of Holdings.

4.3.5.  Orders and Laws. There shall not be in effect on the Closing Date any Order or law of any Governmental or Regulatory Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.3.6.  Regulatory Consents and Approvals. Any consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller or Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been duly obtained, made or given and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Article V
Other Actions, Agreements and Covenants of the Parties

Buyer, Seller and Parent covenant and agree as follows:

Section 5.1.  Reserved.

Section 5.2.  Delivery of Property Received After Effective Time. From and after the Effective Time (i) Parent and Seller each agrees that it will promptly transfer and deliver to Buyer any cash or other property that Parent or Seller may receive from time to time after the Effective Time relating to the Purchased Assets (or otherwise for the benefit and account of Buyer), and (ii) Buyer agrees that it will transfer and deliver to Seller or Parent any cash or other property that Buyer may receive from time to time after the Effective Time relating to the Excluded Assets (or otherwise for the benefit and account of Seller or Parent).

Section 5.3.  Execution of Further Documents. From time to time after the Closing, upon the reasonable request of Buyer or Seller and Parent, Seller and Parent or Buyer, as the case may be, shall take such additional actions and execute, acknowledge and deliver all such further documents and instruments, including without limitation bills of sale, assignments, transfers, conveyances, powers of attorney and assurances, as may be required to convey, assign, and transfer to and vest in Buyer and protect Buyer's right, title and interest in and to all of the Purchased Assets or as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

Section 5.4.  Employee Matters.

5.4.1.  Buyer will offer employment to the full-time or part-time employees of Seller that Buyer desires to employ at the end of the period (the "Transition Period") following the Closing during which the Seller shall provide leased employee services to Buyer under that certain Employee Leasing Agreement ("Employee Leasing Agreement") of even date herewith. All Seller Employees (as defined herein) who have accepted Buyer’s offer of employment at or prior to the end of the Transition Period shall constitute the "Hired Employees." At or immediately prior to the Closing, Seller will terminate the employment of any Seller Employee who has not been identified by Buyer as an employee to whom Buyer has made or will make an offer of employment. At or immediately prior to the end of the Transition Period, Seller will terminate the employment of all Seller Employees employed by Seller at the end of the Transition Period who are Hired Employees. Seller and Buyer shall cooperate with one another to communicate with Seller Employees regarding this hiring by Buyer and termination by Seller, and Seller shall use reasonable efforts to encourage its employees who receive an offer from Buyer to accept Buyer’s offer of employment.

5.4.2.  Effective as of the end of the Transition Period, for purposes of determining eligibility and vesting under benefit plans, programs and arrangements maintained by Buyer or its affiliates in which similarly situated employees of Buyer are generally eligible to participate, Hired Employees shall receive recognition for service accrued or deemed accrued prior to the end of the Transition Period with Seller, Parent or Parent’s subsidiaries.

5.4.3.  Effective as of the end of the Transition Period, for purposes of determining accrual of vacation and other paid time off benefits for Hired Employees, Buyer may, in its sole discretion and on a case by case basis, recognize service accrued or deemed accrued prior to the end of the Transition Period with Seller, Parent or Parent’s subsidiaries; provided, however, that such recognition of service, if any, shall not operate to duplicate any benefit or funding of any such benefit for any period of service.

5.4.4.  Except as set forth in Section 5.4.7, Buyer shall not assume any of the obligations or liability for accrued benefits (including vacation and other paid time off benefits) or any other liability under or in respect of any of the benefit plans, programs and arrangements maintained by Seller or Parent. Except as set forth in Section 5.4.3, the Hired Employees shall, as of the end of the Transition Period, in respect of their employment by Seller, cease to accrue further benefits under such benefit plans, programs and arrangements.

5.4.5.  Reserved.

5.4.6.  Buyer shall not be responsible for any liability to any Hired Employees resulting from or relating to workers' compensation claims made by any of the Hired Employees for exposures or injuries suffered by them on or prior to the end of the Transition Period. Buyer shall not be responsible for any liability to any Terminated Employees resulting from or relating to workers' compensation claims made by any of the Terminated Employees for exposures or injuries suffered by them at any time.

5.4.7.  Except as otherwise required in the Employee Leasing Agreement, Buyer shall not be responsible for any liability or obligation to (A) any Hired Employees relating to the employment of such Hired Employees by Seller or Parent or any of Parent’s subsidiaries on or prior to the end of the Transition Period, or (B) those employees of Seller who do not accept Buyer’s offer of employment at the end of the Transition Period or who are not offered employment with Buyer ("Terminated Employees"), relating to the employment or termination of employment of such Terminated Employees by Seller or Parent or any of their respective affiliates whether arising prior to, on or after the end of the Transition Period. Seller shall be solely responsible and liable for providing any and all severance termination, change of control or other similar payments or any other benefits and related costs to Hired Employees or Terminated Employees, including any medical and/or health benefits required under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), arising from any qualifying event (as defined under COBRA) which occurred on or prior to the end of the Transition Period. Seller agrees to provide continuing health benefit coverage as described in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4980B of the Internal Revenue Code of 1986, as amended (hereinafter referred to as "COBRA Coverage") to all persons who are "M&A qualified beneficiaries" (as described in IRS Regulation Section 54.4980B-9, Question and Answer 4) with respect to the transactions contemplated by this Agreement (hereinafter referred to as "COBRA Beneficiaries"). As of the end of the Transition Period, if Buyer desires to assume the group health plan maintained for the Seller Employees, Seller shall cause the group health plan to be transferred to and with sponsorship assumed by Buyer. Buyer and Seller agree that, regardless of whether Buyer assumes Seller’s group health plan, all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to Buyer as of the end of the Transition Period, as permitted by Question and Answer 7 of IRS Regulation Section 54.4980B-9. After the Transition Period, if Buyer's obligation to provide COBRA Coverage to COBRA Beneficiaries shifts to Seller as a result of IRS Regulation Section 54.4980B-9, Question and Answer 8(c), then, notwithstanding any other provision of this Agreement to the contrary, Buyer shall reimburse Seller for any and all expenses (including claims, costs, administrative expenses and insurance costs), after deduction of COBRA premiums and stop loss reimbursements, which Seller incurs in providing COBRA Coverage to COBRA Beneficiaries. Seller shall invoice Buyer monthly with respect to such expenses following payment by Seller of such expenses and Buyer shall be obligated to make full payment of each such invoice within twenty (20) Business Days of the date of such invoice and, if Buyer should fail to timely pay, Buyer shall also be obligated to provide interest with respect to the unpaid amounts at the rate of eight percent (8%) per annum.

5.4.8.  Seller shall be responsible for, and shall, in a timely manner, pay or discharge when and as due, all compensation, termination, severance, change of control and other similar payments, wages, bonuses, accrued and unused vacation pay and paid time off, claims, charges, penalties, assessments, complaints or suits of any nature whatsoever by Hired Employees or Terminated Employees that arose out of or in the course of the employment or other relationship, or termination of such employment or other relationship, with Seller, Parent or any of their respective affiliates on or prior to the Closing Date.

5.4.9.  Neither the terms of this Section 5.4 nor any agreement by Buyer or any of its affiliates to provide any employee benefit to Hired Employees shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the Hired Employees; or (ii) prohibit or restrict a Buyer or its affiliates, whether before or after the Closing Date, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

Section 5.5.  Assumed Liabilities. Buyer shall, in a timely manner, pay, perform or discharge, as the case may be, the Assumed Liabilities in accordance with their terms.

Section 5.6.  Assignment of Contracts. Nothing in this Agreement shall be construed as a sale, assignment, conveyance or transfer of, or an attempt to sell, assign, convey or transfer, any Purchased Contracts, Licenses, or other Purchased Assets (collectively, the "Rights") if:

5.6.1.  such Right is not saleable, assignable, conveyable or transferable without the consent of another person (unless such consent has been obtained on terms satisfactory to Buyer, acting reasonably) and such sale, assignment, conveyance or transfer or attempted sale, assignment, conveyance or transfer would constitute a breach of such Right; or

5.6.2.  the remedies for the enforcement of such Right available to Seller would not pass to Buyer.

In order, however, that the full value of any Right may be realized for the benefit of Buyer, Seller shall, at its expense and at the request and under the direction of Buyer, in the name of Seller or as otherwise specified by Buyer, acting reasonably, take all such action and do or cause to be done all such things which are necessary and advisable from Seller in order that the obligations of Seller in connection with such Right may be performed in such manner that the value of such Right shall be preserved and shall enure to the exclusive benefit of Buyer. Buyer may at any time thereafter request a sale, assignment, conveyance or transfer of any Right notwithstanding that the third party consent necessary for such sale, assignment and transfer has not been obtained, provided that such sale, assignment or transfer shall not cause Seller to be in default under any Purchased Contract with such third party or to be in default under this Agreement.

Seller shall use commercially reasonable efforts to obtain all third party consents necessary for the sale, assignment, transfer and conveyance by Seller to Buyer of the Rights. Buyer shall cooperate in obtaining such consents. If any person whose consent is required does not consent to the sale, assignment, transfer and conveyance of a Right from Seller to Buyer, then Seller shall, to the extent permitted by law and to the extent the same does not constitute a breach of any Purchased Contract, carry out and comply with the terms and provisions of any such Right as agent for Buyer at Buyer's expense and for Buyer's exclusive benefit.

Section 5.7.  IRS Form 8594. Seller and Buyer agree that the Purchase Price shall be allocated in a manner to be agreed between them within sixty (60) days following Closing, and that neither party will report an allocation inconsistent therewith on Form 8594 subsequently filed with the Internal Revenue Service.

Section 5.8.  No Solicitation. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to Section 4.1, neither Parent nor Seller shall, nor shall Parent or Seller knowingly permit its affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or encourage the submission of any inquiry, proposal or offer from any person or entity related to the acquisition of any of the Purchased Assets.

Section 5.9.  Waiver of Bulk Transfer Laws. Buyer and Seller hereby waive compliance with the bulk sales or bulk transfer laws and any other similar laws in any applicable jurisdiction ("Bulk Transfer Laws") in respect of the transactions contemplated by this Agreement. The waiver shall not modify the obligations of Buyer with respect to the Assumed Liabilities.

Section 5.10.  Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below).

Section 5.11.  True-Up of Real Estate Lease Estimated Expenses. The parties hereto recognize that, pursuant to the terms of the Real Estate Lease, Parent has paid certain amounts to the landlord representing monthly installments of the landlord's estimate of the Additional Rent, including, without limitation, with respect to Operating Costs (as such terms are defined in the Real Estate Lease) payable by Parent, as tenant under the Real Estate Lease, for the 2008 calendar year, and that at the end of the 2008 calendar year, when the actual Additional Rent for such year is finally determined, certain amounts may be payable by the landlord to the tenant (if the amount of Additional Rent paid by the tenant based on the landlord's estimate was greater than actual Additional Rent for such year) (an "Overpayment"), or by the tenant to the landlord (if the actual amount of Additional Rent payable for such year exceeded the estimated amount of Additional Rent that was paid by the tenant) (an "Underpayment").

Buyer shall provide to Parent, within ten (10) days of receipt thereof, copies of any and all calculations, reconciliations or other statements received from the landlord under the Real Estate Lease in respect of the reconciliation between the actual Additional Rent payable in respect of the 2008 calendar year and the estimated amount of Additional Rent actually paid by Buyer or Parent (in each case as tenant under the Real Estate Lease) during such year. In the case of an Overpayment for the 2008 calendar year, Buyer shall pay to Parent, within ten (10) days of receipt thereof from landlord or within ten (10) days of such amount being receivable from landlord, Parent's share of any and all amounts received from the landlord in respect of such Overpayment (taking into account the portion of estimated Additional Rent actually paid by Parent as tenant under the Real Estate Lease during the first half of 2008). In the case of an Underpayment for the 2008 calendar year, Parent shall pay to Buyer within ten (10) days of receipt of written confirmation from Buyer that it has verified and confirmed with the landlord the accuracy of the amount of the Underpayment, Parent's share (taking into account the portion of estimated Additional Rent actually paid by Parent as tenant under the Real Estate Lease during the first half of 2008) of any and all amounts payable to the landlord in respect of such Underpayment.

Article VI
Representations and Warranties by Seller

In order to induce Buyer to enter into this agreement and to consummate the transactions contemplated hereby, Seller and Parent jointly and severally make the following representations and warranties and acknowledge and agree that Buyer is relying upon such representations and warranties in connection with its purchase of the Purchased Assets and its assumption of the Assumed Liabilities:

Section 6.1.  Corporate Existence and Qualification. Parent is a corporation duly incorporated and validly existing under the laws of the State of Indiana. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Each of Parent and Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to own its properties, including the Purchased Assets, and to carry on its business, including the operation of the CPRU, as it is now being conducted.

Section 6.2.  Authorization of Agreement by Parent and Seller. The execution, delivery and performance of this Agreement by Seller and Parent and the consummation by Seller and Parent of the transactions contemplated hereby have been duly and effectively authorized by all requisite corporate and other action and this Agreement constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles. Except as set forth on Schedule 6.2, neither the execution, performance or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or allow any other person to exercise any rights under, any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller or Parent or any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which Seller or Parent is a party or is bound or pursuant to which any of its assets or property may be affected, (ii) result in a breach of, or cause the termination or revocation of, any License held by Seller or necessary to the ownership of the Purchased Assets or the operation of the CPRU, (iii) result in the creation or imposition of any Lien upon any of the Purchased Assets; or (iv) violate any law applicable to Seller or Parent.

Section 6.3.  Title to the Assets and Related Matters. Seller is the sole and unconditional owner of the Purchased Assets. Except as set forth on Schedule 6.3 and except for the Leased Property and the personal property leased by Seller pursuant to the Purchased Contracts, no other person owns any property and assets which are being used in connection with the operations of the CPRU. Seller has good title to all of the Purchased Assets, free and clear of all Liens. Except as set forth on Schedule 6.3, the Purchased Assets are in good operating condition and repair, subject to normal wear and tear and include all rights and property of every kind, tangible and intangible, necessary to enable Buyer to operate the CPRU after the Closing substantially in the same manner as it was previously conducted by Seller (except for such accounting, finance, human resources and other administrative services which were provided in West Lafayette, Indiana).

Section 6.4.  Personal Property – Leased. The Operating Leases constitute all leases under which Seller leases personal property from others. Seller has furnished Buyer with a true and complete copy of the Operating Leases. The property described in the Operating Leases are presently used by Seller as lessee under the terms of such leases and such leases are in full force and effect. Neither Seller nor, to Seller's knowledge, any other party to any of the Operating Leases is in default under such Operating Leases. Except as set forth on Schedule 6.4, no consent of any third party is required to assign any of the Operating Leases to Buyer hereunder.

Section 6.5. Real Property – Leased. Seller has furnished Buyer with a true and complete copy of the Real Property Lease. The Real Property Lease is in good standing, creates a good and valid interest in the Leased Property and is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party to the Real Property Lease is in default under such Real Property Lease. Except as set forth on Schedule 6.5, no consent of any third party is required to assign the Real Property Lease to Buyer hereunder.

Section 6.6. Inventory. Since June 1, 2008, Seller has not sold or otherwise in an way alienated any inventory, other than in the ordinary course of business.

Section 6.7. No Options, etc. to Purchase Assets. Except for Buyer under this Agreement, no person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from Seller of any of the Purchased Assets, other than inventory to be sold in the ordinary course of business.

Section 6.8. Compliance with Laws. Seller operates the CPRU in compliance, in all material respects, with the provisions of all health and safety laws governing the Purchased Assets and Seller's business and is and has always been in material compliance with all other laws governing the Purchased Assets and the business of the CPRU, and there are not now any outstanding citations, notices or orders of violation or noncompliance issued to Seller or relating to the Purchased Assets under any such laws.

Section 6.9. Collective Agreement. There is no collective agreement in force with respect to the employees of Seller, no collective agreement is currently being negotiated by Seller, no union or employee bargaining agent holds or has held within the last 3 years bargaining rights with respect to any employees of Seller and there are no current or, to Seller's knowledge, threatened attempts to organize or establish any trade union or employee association with respect to or campaigns in relation thereto.

Section 6.10. Employee Claims. Seller is not subject to any claim, grievance, complaint or litigation relating to employment, discrimination or termination of employment of any of its employees or former employees or relating to any failure to hire a candidate for employment or any claim, grievance, complaint or litigation relating to psychological harassment of any employee or former employee.

Section 6.11. Environmental Matters. Except as set forth on Schedule 6.11, Seller currently is, and at all times has been, in compliance with all federal, state and local environmental laws, including all laws relating to the production, storage and disposal of medical and/or biological waste, governing the Purchased Assets except where the failure to comply with such laws would not have a material adverse effect on the Purchased Assets taken as a whole or on the Buyer's ability to operate the CPRU after the Closing in substantially the same manner as it was previously conducted by Seller. Except as set forth on Schedule 6.11, and except where the failure to comply with such laws would not have a material adverse effect on the Purchased Assets taken as a whole or on the Buyer's ability to operate the CPRU after the Closing in substantially the same manner as it was previously conducted by Seller, Seller does not now, nor has it ever, produced, stored, or disposed of, in connection with the operation of its business or the use of the Purchased Assets, any hazardous substances or wastes except in compliance, in all material respects, with all applicable environmental laws. No environmental approval, clearances or consents are required under applicable law from any governmental entity or authority in order for the parties to this Agreement to consummate the transactions contemplated herein or for Seller to conduct its business as presently conducted. Seller has delivered to Buyer all audits, tests, reports or other reviews conducted on Seller or its business, if any, which relate to environmental impact.

Section 6.12. Governmental Approvals and Filings. Except as set forth on Schedule 6.12, no consent, approval, waiver or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent or Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.13. Debarment. Seller represents and warrants to Purchaser that Seller is not debarred and, to Seller's knowledge, none of its employees have been (i) convicted of any criminal offense designated as a felony under United States federal or state law, or (ii) excluded, suspended, debarred or otherwise declared ineligible to participate in activities or programs related to the services previously performed or contemplated to be performed by the CPRU, including under the provisions of the Food Drug and Cosmetic Act (21 U.S.C. Sections 335a(a) and (b)), as amended from time to time.

Section 6.14. Required Consents. No consent, approval, waiver or action of, filing with or notice to a party under any Purchased Contract to which Seller is a party in connection with the Purchased Assets or the CPRU is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, and the Purchased Contracts are assignable to Buyer without payment of penalties or impositions of restrictions or other adverse effects of any kind.

Section 6.15. Licenses and Permits. Seller has obtained and maintained in full force and effect all material Licenses that relate directly or indirectly to, or are necessary for, the ownership of the Purchased Assets or the conduct of the CPRU and all pending applications therefor or renewals thereof required to operate the CPRU as presently conducted and a complete list of all such Licenses is set forth in Schedule 6.15. The consummation of the transactions contemplated hereby shall not give any Governmental or Regulatory Authority the right to terminate or revoke any of the material Licenses or the conduct of the business of the CPRU, except for such terminations which would not have a material adverse effect on the Purchased Assets or the operations of the CPRU as performed by Seller. Seller is in compliance in all material respects with all terms, conditions and requirements of all material Licenses and no proceeding is pending or, to the knowledge of Seller or Parent, threatened relating to the revocation or limitation of any of the material Licenses.

Section 6.16. Exclusivity. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or its representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in this Article VI, any other information or documents (financial or otherwise) made available to Buyer or its representatives before or after the date of this Agreement.

Article VII
Representations and Warranties by Buyer and Holdings

In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Buyer and Holdings make the following representations and warranties and acknowledge and agree that Seller is relying upon such representations and warranties in connection with its sale of the Purchased Assets:

Section 7.1. Valid Existence and Qualification of Buyer. Buyer is a company duly incorporated and validly existing under the laws of the State of Delaware. Holdings is a company duly incorporated and validly existing under the laws of the Province of Quebec. Each of Buyer and Holdings has all requisite corporate power and authority to perform its obligations under this Agreement including, in the case of Buyer, to acquire and own the Purchased Assets, and to assume, pay, perform and discharge the Assumed Liabilities.

Section 7.2. Authorization of Agreement by Buyer and Holdings. The execution, delivery and performance of this Agreement by Buyer and Holdings and the consummation by Buyer and Holdings of the transactions contemplated hereby have been authorized by all requisite corporate and other action and this Agreement constitutes a legal, valid and binding obligation of Buyer and Holdings, enforceable against Buyer and Holdings in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles. Neither the execution, performance or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or allow any other person to exercise any rights under, any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer or any note, bond, mortgage, indenture, deed of trust, license, agreement, or other instrument or obligation to which Buyer or Holdings is a party or is bound, or (ii) violate any law applicable to Buyer or Holdings.

Section 7.3. Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Buyer or Holdings is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Article VIII
Expenses of the Parties; Indemnification; Dispute Resolution

Section 8.1. Expenses. Each party shall pay its expenses, including the expenses of its legal and accounting representatives, in connection with the origin, negotiation, execution and performance of this Agreement, except as otherwise provided herein. Buyer shall pay any and all sales and transfer taxes with respect to the transactions contemplated hereby. Seller shall pay any and all federal and state income or other taxes attributable to Seller arising as a result of the transactions contemplated hereby.

Section 8.2. Survival of Representations and Warranties. The representations and warranties contained in Article VI and Article VII shall survive the Closing for one (1) year. Notwithstanding the above limitations (i) the representations and warranties set out in Section 6.3 (Title to Purchased Assets) and Section 6.7 (No Options, etc. to Purchase Assets) shall survive Closing and continue in full force and effect without limitation of time, and (ii) indemnification for matters involving fraud by any party hereto shall extend until the applicable statute of limitations period, if any. An obligation to indemnify for Losses (as hereinafter defined) shall continue after the end of the applicable survival period set forth in this Agreement if a claim for indemnification with respect to such Losses was made in accordance with this Agreement before the end of the applicable survival period.

Section 8.3. Indemnification by Seller and Parent. Seller and Parent jointly and severally shall indemnify and hold harmless the Buyer and its successors, assigns, shareholders, employees, officers, directors, members, representatives, affiliates and agents (each a "Buyer Indemnified Party") from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including reasonable attorneys' fees (and costs and reasonable attorneys' fees in respect of any suit to enforce this provision) (collectively, "Losses"), arising from or relating to (a) any misrepresentation in or breach of any representation or warranty made by Seller in this Agreement or the certificate to be delivered pursuant to Section 4.2.4(iii); (b) nonfulfillment of any of the covenants or agreements of either of Parent or Seller in this Agreement; (c) any third party claims naming the Buyer relating to the operation of the CPRU on or prior to the Closing Date or arising out of transactions entered into or events occurring on or prior to the Closing Date, including any work performed by Parent or Seller; (d) the Excluded Liabilities, (e) Seller’s non-compliance with the Bulk Transfer Laws, and (f) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

Section 8.4. Indemnification by the Buyer and Holdings. The Buyer and Holdings shall indemnify and hold harmless the Parent and Seller and their respective successors and assigns and their respective shareholders, officers, directors, representatives, affiliates and agents (each a "Seller Indemnified Party") from and against any and all Losses resulting from or relating to (a) any misrepresentation in or breach of any representation or warranty made by Buyer and Holdings in this Agreement; (b) nonfulfillment of any of the covenants or agreements of the Buyer or Holdings in this Agreement; (c) any third party claims naming any Seller Indemnified Party relating to the operation or use of the Purchased Assets or the operation of the CPRU by or on behalf of Buyer, Holdings or any of their respective affiliates or successors after the Effective Time or arising out of transactions entered into or events occurring after the Effective Time; (d) the Assumed Liabilities; and (e) any and all suits, actions, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

Section 8.5. Procedure. If a claim for Losses (a "Claim") is to be made by a Buyer Indemnified Party or a Seller Indemnified Party (the maker of such Claim being referred to herein as the "Indemnified Party"), such Indemnified Party shall give written notice (a "Claim Notice") to (i) the Parent, in the case of indemnification pursuant to Section 8.3 and (ii) Buyer in the case of indemnification pursuant to Section 8.4 (the recipient of such notice referred to below as the "Indemnifying Party"), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VIII. The Claim Notice shall contain detail describing the basis for the Claim and, to the extent available, the calculation of the amount thereof. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party's rights to indemnification hereunder, except to the extent of actual damage caused by such failure. The Indemnified Party shall give the Indemnifying Party such information and cooperation as the Indemnifying Party may reasonably request to enable the Indemnifying Party to perform its obligations hereunder.

(i) Third Party Claims. If any lawsuit or other action is filed or instituted by a third party against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof (a "Third Party Notice") shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party's rights to indemnification hereunder, except to the extent of actual damage caused by such failure. After receipt of a Third Party Notice, the Indemnifying Party shall have the right to (i) take control of the defense and investigation of such lawsuit or action, (ii) employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's sole cost, risk and expense, and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or denied, the whole provided that (A) the claim seeks only monetary damages and does not seek any injunctive or other relief against, or requires any admission of wrongdoing or waiver of rights by, the Indemnified Party; (B) the Indemnifying Party unconditionally acknowledges in writing that it will indemnify and hold the Indemnified Party harmless with respect to the claim; and (C) the attorneys chosen by the Indemnifying Party are satisfactory to the Indemnified Party, acting reasonably. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, and the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Third Party Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim (all at the cost and expense of the Indemnifying Party) and the Indemnifying Party shall have the right to participate therein at its own cost. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for any and all Indemnified Parties (which firm shall be designated in writing by such Indemnified Party or Parties, subject to the approval of the Indemnifying Party which shall not be unreasonably withheld or delayed) in connection with any one such action or proceeding arising out of the same general allegations or circumstances and in no event shall any compromise or settlement be made without written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 8.6. Limitations on Indemnity. Notwithstanding any other provision of this Article VIII, the following limitations and adjustments shall apply to any Claim for indemnification under this Agreement:

8.6.1. No Buyer Indemnified Party shall be entitled to recover for any Losses under Section 8.3(a) until the aggregate amount of such Losses suffered by all Buyer Indemnified Parties exceeds $50,000, in which case the Buyer Indemnified Parties shall be entitled to recover for all such Losses from the first dollar. Notwithstanding the foregoing, losses arising from a misrepresentation in or breach of the representations and warranties set out in Section 6.3 (Title to Purchased Assets) and Section 6.7 (No Options, etc. to Purchase Assets) and any claims based on fraud or fraudulent or willful misrepresentations shall not be subject to the limitation in this Section 8.6.1 and shall not count towards determining whether the limitation amount in this Section 8.6.1 has been exceeded;

8.6.2. No Seller Indemnified Party shall be entitled to recover for any Losses under Section 8.4(a) until the aggregate amount of such Losses suffered by all Seller Indemnified Parties exceeds $50,000, in which case the Seller Indemnified Parties shall be entitled to recover for all such Losses from the first dollar;

8.6.3. The aggregate liability of Parent and Seller to indemnify the Buyer Indemnified Parties under Section 8.3(a) shall not exceed the amount of the Purchase Price;

8.6.4. The aggregate liability of Buyer to indemnify the Seller Indemnified Parties under Section 8.4(a) shall not exceed fifty percent (50%) of the amount of the Purchase Price.

8.6.5. No Buyer Indemnified Party shall be entitled to indemnification for any Losses under Section 8.3(a) to the extent such Losses arise out of any matter which would otherwise constitute a breach of a representation or warranty herein, which matter was actually known to Buyer or Holdings as of the date of this Agreement and would have given Buyer or Holdings the right not to proceed with the Closing had Buyer or Holdings elected to exercise such right. As used in this Section 8.6.5, "actually known to Buyer or Holdings" means the current actual knowledge of Louis Caillé and Nathalie Gagnon, without the necessity for additional investigation or inquiry.

Section 8.7. Miscellaneous Indemnification Matters. In determining the amount of any Losses suffered by an Indemnified Party, there shall be taken into account any insurance proceeds or other similar amounts received or receivable by the indemnitee and attributable to or derived from such loss.

Article IX
Brokers' Commission

The parties hereby agree and represent and warrant to each other that there are no claims for brokerage commissions, or placement or finders' fees in connection with the transactions contemplated by this Agreement, other than to Shattuck Hammond Partners, which fees shall be paid by Seller and/or Parent.

Article X
Miscellaneous

Section 10.1. Waivers and Amendments. This Agreement or any of the provisions hereof may be amended or modified, and its terms or conditions may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof or delay in exercise of any rights hereunder shall in no manner affect its right at a later time to enforce the same. No waiver by any party of the breach of any term or condition contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or condition contained herein.

Section 10.2. Entire Agreement. This Agreement (and the Schedules hereto which are hereby incorporated and made a part hereof) and all certificates, agreements, documents and instruments delivered contemporaneously and in connection herewith constitute the entire understanding of the parties relative to the subject matter hereof and supersede all prior agreements and undertakings between or among any of the parties relating to the subject matter hereof, including the letter of intent dated May 7, 2008 executed by Buyer and Parent. Any reference herein to this Agreement shall be deemed to include the Schedules hereto.

Section 10.3. Interpretation.

10.3.1. The table of contents and descriptive headings in this Agreement and on the Schedules are inserted for convenience only and shall not constitute a part of, nor affect the meaning or interpretation of, this Agreement or any section or subsection hereof.

10.3.2. Any reference in this Agreement to gender includes all genders (including neuter) and words denoting the singular number only shall include the plural and vice versa.

10.3.3. All references in this Agreement to "dollars" or to "$" are expressed in United States dollars, unless otherwise specifically indicated.

10.3.4. Any reference in this Agreement to the words "including" and "includes" mean "including (or includes) without limitation".

10.3.5. Any reference in this Agreement to the word "person" shall be construed so as to include any individual, firm, corporation, government, state or agency of a state or any joint venture, trust, association or partnership (whether or not having separate legal personality) and pronouns having a similarly extended meaning.

10.3.6. Unless the context suggests otherwise, any reference in this Agreement to the word "party" or the "parties" mean a party or the parties to this Agreement

10.3.7. Any reference in this Agreement to the word "laws" means (i) all statutes of common law, rules and regulations or other requirements having the force of law whether in the United States of America or elsewhere, (ii) all judgments, orders, injunctions, decisions, rulings, decrees, writs, directions, instructions, penalties, sanctions and awards of any Governmental or Regulatory Authority, and (iii) all policies, practices and guidelines of any Governmental or Regulatory Authority which, although not actually having the force of law, are considered by such Governmental or Regulatory Authority as requiring compliance as if having the force of law, in each case binding on or affecting the party or person referred to in the context in which such word is used;

10.3.8. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

10.3.9. With respect to the representations, warranties, certifications and other statements made by Seller and Parent in this Agreement, any reference to the "knowledge" of Seller or Parent and to things "known" to Seller or Parent shall mean the current actual knowledge of Richard M. Shepperd, Michael R. Cox and Edward M. Chait, following due inquiry of such Persons as they reasonably consider necessary as to the matters that are the subject of such representations, warranties, certifications and other statements.

10.3.10. As used in this Agreement, "Seller Employees" means all part time and full time employees of Seller.

Section 10.4. Notices. Any notice, election or demand to be given hereunder to any of the parties by another shall be in writing and personally delivered, telecopied or sent by prepaid same day or overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If the Buyer,	c/o Algorithme Pharma Inc.
addressed to:	575 Armand – Frappier Blvd
Laval, Quebec, H7V 4B3
Canada
Facsimile: (450) 973-2801
Attn: Louis Caillé and Nathalie Gagnon

with a copy to:	Kilmer Capital Partners
Scotia Plaza, Suite 2700
40 King Street West
Box 127
Toronto, Ontario
M5H 3Y2
Facsimile: (416) 635-7697
Attn: André La Forge and William Blackburn

with a copy to:	Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
Suite 4000
Montreal, Québec
H3B 3V2
Facsimile: (514) 397-3222
Attn: John Leopold and Gayle Noble

If to Seller or Parent,	Bioanalytical Systems, Inc.
addressed to:	2701 Kent Avenue
West Lafayette, IN 47906
Facsimile: (765) 497-1102
Attn: Richard M. Shepperd, President & Chief Executive Officer

with a copy to:	Ice Miller LLP
One American Square
Suite 2900
Indianapolis, IN 46282-0200
Facsimile: (317) 592-4666
Attn: Stephen J. Hackman, Esq.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier, on the date sent if confirmation of receipt is received, (iii) in the case of same day or overnight courier, on the next business day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the envelope containing such communication is posted

Any party may change the address or facsimile number to which notices are to be sent to it by giving written notice of such change of address or facsimile number to the other parties in the manner herein provided for giving notice.

Section 10.5. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 10.6. Public Announcements. Parent, Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party an opportunity to review and comment on such release or announcement in advance of its issuance.

Section 10.7. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. The costs and expenses referred to in this Section are those incurred in connection with the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 10.8. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana notwithstanding the choice of law rules of Indiana or any other state or jurisdiction.

Section 10.9. Court Proceedings. Any action or proceeding permitted by the terms of this Agreement to be filed in a court, which the action or proceeding is brought to enforce, challenge or construe the terms or making of this Agreement, and any claims arising out of or related to this Agreement, shall be exclusively brought and litigated exclusively in a state court having subject matter jurisdiction and located in Tippecanoe County, Indiana or the U.S. District Court for the Northern District of Indiana. For the purpose of any action or proceeding instituted with respect to any claim arising out of or related to this Agreement, each party hereby irrevocably submits to the exclusive jurisdiction of the state courts having subject matter jurisdiction and located in Tippecanoe County, Indiana or the U.S. District Court for the Northern District of Indiana. Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction.

Section 10.10. Waiver of Jury Trial. For any action or proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or proceeding, including but not limited to those actions or proceedings to enforce or defend any rights under this Agreement or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement. Each party agrees that in any such action or proceeding, the matters shall be tried to a court and not to a jury.

Section 10.11. Third Parties. Except as otherwise provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 10.12. Counterparts. This Agreement may be executed to multiple counterparts, each of which shall be deemed an original and all such counterparts taken together shall be deemed to constitute and the same instrument.

Section 10.13. Successors and Assigns. All the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Seller or Parent without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may assign and transfer this Agreement and any of its rights and obligations under this Agreement, in  whole or in part, to an affiliate thereof without the prior written consent of Seller and Parent, provided that Buyer shall not by reason of any such assignment and transfer be released from its obligations hereunder. Buyer may assign its rights under this Agreement, in whole or in part, without consent, to any subsequent purchaser of Buyer or any material portion of its assets, whether any such sale is structured as a sale of shares, a sale of assets, a merger or otherwise, provided that such purchaser (and any guarantor of such purchaser's obligations under any purchase agreement) expressly agrees to assume all obligations thereunder of the assignor arising after the date of the assignment and to be bound by the terms thereof.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BASI MARYLAND, INC.		BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Richard M. Shepperd	By:	/s/ Richard M. Shepperd
	Richard M. Shepperd, President &		Richard M. Shepperd, President &
	Chief Executive Officer		Chief Executive Officer

ALGORITHME PHARMA USA INC.		ALGORITHME PHARMA HOLDINGS, INC.

By:	/s/ Louis Caillé	By:	/s/ André La Forge
Louis Caillé, President		André La Forge, President

By:	/s/William Blackburn	By:	/s/ Louis Caillé
William Blackburn, Authorized Signatory		Louis Caillé, Authorized Signatory

Asset Purchase Agreement

The following schedules to the Asset Purchase Agreement have been omitted from this Exhibit 2.1.  The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

Schedule 1.1.1	Equipment, Machinery etc.

Schedule 1.1.3	Operating Leases

Schedule 1.1.5	Prepaid Expenses

Schedule 1.1.9	Computer Software

Schedule 1.1.12	Licenses

Schedule 1.1.13	Other assets

Schedule 1.2	Excluded Assets

Schedule 6.2	Defaults, Consents

Schedule 6.3	Title to Purchased Assets

Schedule 6.4	Consents under Operating Leases

Schedule 6.5	Consent under Real Property Lease

Schedule 6.11	Environmental Matters

Schedule 6.12	Governmental Approvals and Filings

Schedule 6.15	Licenses & Permits